UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

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2 Pembroke House

Upper Pembroke Street 28-32, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a company registered in England and Wales (the “Company”), will be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland on July 10, 2012 at 8:00 a.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, all of which are being proposed as ordinary resolutions:

Ordinary Business

1.	To re-elect Dr. Lars Ekman as a director;

2.	To re-elect Dr. Carl Gordon as a director;

3.	To re-elect Mr. Jan van Heek as a director;

4.	To elect Mr. Patrick J. O’Sullivan as a director;

5.	To hold an advisory (non-binding) vote to approve the Company’s executive compensation;

6.	To hold an advisory (non-binding) vote to approve the directors’ remuneration report for the fiscal year ended December 31, 2011;

7.	To appoint Deloitte & Touche LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the audit committee of the board of directors of the Company to fix the auditors’ remuneration; and

Special Business

8.	To adopt and approve the proposed amendment to Amarin Corporation plc 2011 Stock Incentive Plan.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the annual report and the accounts for the financial year ended December 31, 2011 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 23, 2012, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each proposal subject to a binding vote described in the Proxy Statement.

The Company’s principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report for the year ended December 31, 2011, which contains audited consolidated financial statements, prepared in accordance with U.S. generally accepted accounting principles, and other information, accompanies this Notice and the enclosed Proxy Statement.

Important Notice of Internet Availability. The accompanying Proxy Statement and Annual Report will also be available to the public at http://investor.amarincorp.com.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

Joseph S. Zakrzewski

Chairman and Chief Executive Officer

April 27, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

PROXY STATEMENT FOR

2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 10, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin” or the “Company”) for use at the Company’s 2012 Annual General Meeting of shareholders to be held at The Shelbourne Hotel, 27 St. Stephen’s Green, Dublin 2, Ireland, on July 10, 2012, at 8:00 a.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This proxy statement is being mailed to shareholders on or about May 7, 2012.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti of Aspect House, Spencer Road, Lancing, West Sussex, UK BN99 6DA (the “Registrars”) so as to be received by 8:00 a.m. local time on July 8, 2012. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the proposals subject to a binding vote, FOR the nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to the depositary for our American Depositary Shares (Citibank, N.A.), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $9,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the Companies Act 2006, which, together with the Articles of Association of the Company (the “Articles “), governs the processes for voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares of £0.50 each (“Ordinary Shares”) at the close of business on April 23, 2012 (the “Record Date”), are entitled to notice of and to vote at the Annual General Meeting. On the Record Date, approximately 137,793,338 Ordinary Shares were issued and 137,773,259 outstanding, of which approximately 137,479,804 were held in the name of Citibank, N.A. (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per ordinary share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within fifteen minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”), must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either vote these shares on behalf of the beneficial owners or return a proxy leaving these shares un-voted (a “broker non-vote”). ADR holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011, or Deposit Agreement, exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the record date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of Citibank, N.A., in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on July 2, 2012 (the “Instruction Date”).

The Company has retained Equiniti of Aspect House to hold and maintain its register of members. Equiniti of Aspect House will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described:

Ordinary Resolutions

Proposals No. 1 to No. 4—Election of directors. A director is elected if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal are voted in favor of such director (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 5—Advisory (non-binding) vote to approve the Company’s executive compensation. This advisory proposal will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal are voted in favor of the resolution (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 6—Advisory (non-binding vote) on to approve the Directors’ Remuneration Report for the Fiscal Year Ended December 31, 2011. This advisory proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 7—Approval of independent registered public accounting firm. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 8—Approval of an amendment to the Company’s 2011 Stock Incentive Plan. This proposal must be approved by a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and holders of ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York Time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADSs representing our Ordinary Shares who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NO. 1 TO NO. 4

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board has nominated Dr. Ekman, Dr. Gordon and Mr. van Heek for re-election at the Annual General Meeting. Each of the nominees have indicated their willingness to serve if elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

The Articles also provide that any director appointed to the Board since the 2011 Annual General Meeting shall only hold office until the 2012 Annual General Meeting and shall then be eligible for re-election (but shall not be taken into account in determining the directors who are to retire by rotation at the 2012 Annual General Meeting).

As described below, Mr. O’Sullivan was appointed to the Board in December 2011 and will stand for election at the Annual General Meeting. Mr. O’Sullivan has indicated his willingness to serve if elected. Should Mr. O’Sullivan become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Nominating and Corporate Governance Committee considers the following minimum criteria: whether the nominee has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; whether the nominee is highly accomplished in his or her field, with superior credentials and recognition; whether the nominee is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; whether the nominee has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; whether the nominee has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). These criteria are set forth in our Nominating and Corporate Governance Committee Charter. In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with NASDAQ rules; each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by SEC rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Dr. Ekman, Dr. Gordon and Mr. van Heek for re-election as directors and Mr. O’Sullivan for election as directors. In 2011, the Nominating and Corporate Governance Committee did retain a search firm (Korn/Ferry International) to assist in the identification and assessment of potential director candidates.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Dr. Ekman, Dr. Gordon and Mr. van Heek to be re-elected and Mr. O’Sullivan to be elected directors at the Annual General Meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Lars G. Ekman, M.D., Ph.D. (2008)	62	Director
Carl L. Gordon, Ph.D., CFA (2008)	47	Director
Jan van Heek (2010)	62	Director
Patrick J. O’Sullivan (2011)	70	Director

Continuing Directors:
Joseph Anderson, Ph.D. (2009)	52	Director
James I. Healy, M.D., Ph.D. (2008)	47	Director
Kristine Peterson (2010)	52	Director
Joseph S. Zakrzewski (2010)	49	Chief Executive Officer, Chairman of the Board of Directors

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the 2012 Annual General Meeting.

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008, and was named Amarin’s lead independent director in October 2011. With more than 28 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Ventures, and from October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007, where he is currently a director and chairs the Science and Technology Committee. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. In addition to Elan and Cebix, Dr. Ekman also sits on the Board of Directors of InterMune Inc., Ocera Therapeutics and Sophiris Bio (formerly Protox Therapeutics). Dr. Ekman is a board certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

Carl L. Gordon, Ph.D., CFA joined Amarin as a non-executive director in May 2008 pursuant to a Management Rights Agreement entered into in connection with OrbiMed’s investment in the Company. Dr. Gordon is a founding General Partner and Co-Head of Private Equity of OrbiMed Advisors LLC, which was founded in 1998. Dr. Gordon is active in both private equity and small-capitalization public equity investments. Dr. Gordon served on the Board of Directors of BioCryst Pharmaceuticals, Inc. from 2004 until 2007 and Arius Research, Inc. from 2006 until 2009 and he currently serves on the Board of Directors of Acceleron Pharma, Complete Genomics, Inc. and Selecta Biosciences, Inc. He was a senior biotechnology analyst at Mehta and Isaly from 1995 to 1997. He was a Fellow at The Rockefeller University from 1993 to 1995. Dr. Gordon received a Ph.D. in Molecular Biology from the Massachusetts Institute of Technology. His doctoral work involved studies of protein folding and assembly. He received a Bachelor’s degree from Harvard College. Dr. Gordon’s experience from serving as a director of various companies within the pharmaceutical industry, as well as his educational training in biology, makes him a valuable member of our Board.

Jan van Heek joined Amarin as a non-executive director effective February 2, 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the CEO and senior management team. Mr. van Heek is currently a board member of PanGenetics BV in the Netherlands and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an MBA degree from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and member of the Board of Directors of the LEO Pharma companies in Ireland and more than 10 years as a member of the Board of Directors of the parent company of the LEO Pharma Group in Denmark. Since 2007 Mr. O’Sullivan has been a business consultant to the pharmaceutical industry, and he currently serves as a member of the Board of Directors of Warner Chilcott Plc. Mr. O’Sullivan is a registered pharmacist who earned Bachelor of Commerce and Masters of Business Administration degrees from University College in Dublin. Mr. Sullivan’s experience from serving as an officer director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

Directors continuing in office

Joseph Anderson, Ph.D. joined Amarin as a non-executive director in October 2009 pursuant to a Management Rights Agreement entered into in connection with Abingworth LLP’s investment in the Company. Dr. Anderson is a Partner at Abingworth LLP, an international investment group dedicated to the life sciences and healthcare sectors. Dr. Anderson joined Abingworth LLP in January 2004. He leads private investments in public companies in the U.S. and Europe. He has more than 20 years of experience as a Fund Manager and Analyst in the pharmaceutical and bioscience sectors. From October 1999 through December 2003, Dr. Anderson was previously at First State Investments in London, part of the Commonwealth Bank of Australia, where he was

Head of Global Healthcare Equities and Portfolio Manager. Prior to this, he was a Pharmaceuticals Analyst at investment bank, Dresdner Kleinwort Benson from June 1998 through October 1999. From 1990 to 1998, Dr. Anderson established and was Head of the Strategy Unit at The Wellcome Trust, one of the world’s largest medical foundations. Dr. Anderson is currently a Director of Algeta ASA, a publicly quoted oncology company developing radiopharmaceuticals, Epigenomics Ag, a publicly quoted diagnostics company, and Abingworth BioEquities Master Fund Limited, an offshore investment fund. Dr. Anderson has a Ph.D. in Biochemistry. Our Board has concluded that Dr. Anderson’s lengthy experience within the pharmaceutical and bioscience sectors make him a valuable member of our Board.

James I. Healy, M.D., Ph.D. joined Amarin as a non-executive director in May 2008 pursuant to a Management Rights Agreement entered into in connection with Sofinnova’s investment in the Company. Dr. Healy joined Sofinnova Ventures as a General Partner in 2000. Dr. Healy was a founding investor and board member of Cellective (acquired by MedImmune), CoTherix (acquired by Actelion), Novacea, and Intermune. He also serves on the boards of directors of several private companies. In the pharmaceutical industry, Dr. Healy held positions at Bayer Pharmaceuticals (Miles) and ISTA Pharmaceuticals prior to its initial public offering. He began his private equity career at Sanderling Ventures. Dr. Healy earned B.A. degrees in Molecular Biology and Scandinavian Studies from the University of California at Berkeley, where he graduated with Distinction in General Scholarship, Honors, and received a Departmental Citation. He received his M.D. from Stanford University’s School of Medicine through the Medical Scientist Training Program, and earned his Ph.D. in Immunology from Stanford University, where he was a Beckman Scholar and received a bursary award from the Novartis Foundation. Dr. Healy is an active member of the BIO-NVCA Working Group. Dr. Healy serves on the Board of Directors of Anthera Pharmaceuticals, Inc. and InterMune, Inc., as well as the following private companies: Cebix Inc.; Hyperion Therapeutics; InteKrin Therapeutics, Inc.; KaloBios Pharmaceuticals, Inc.; Sorbent Therapeutics; and Durata Therapeutics. Based on Dr. Healy’s extensive experience as a director of numerous biopharmaceutical companies, his prior positions with pharmaceutical companies and his medical training, the Board has determined that Dr. Healy possesses the necessary attributes to serve on our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 27 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. She is currently, and has been since June 2009, Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Valeritas, Inc., ImmunoGen, Inc. the Biotechnology Industry Organization and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an MBA degree in Marketing from the University of Illinois. Based on Ms. Peterson’s experience within the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board.

Joseph S. Zakrzewski was appointed as Executive Chairman of our Board of Directors effective January 2010, was appointed as our Chief Executive Officer effective November 10, 2010, and became Chairman of our Board of Directors effective October 20, 2011 in connection with his joining Amarin on a full-time basis. He was most recently President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics and vaccines from 2007 through the first half of 2010. Mr. Zakrzewski also served as the Chief Operating Officer of Reliant Pharmaceuticals, a specialty pharmaceutical company focused on cardiovascular drugs from 2005 through the first half of 2007. Mr. Zakrzewski had responsibility for the company’s pharmaceutical operations including, R&D, business development, supply chain/manufacturing, quality, IT, and compliance. Reliant Pharmaceuticals was sold to GlaxoSmithKline in 2007. From 1988 to 2004, Mr. Zakrzewski served in a variety of executive level capacities at Eli Lilly & Company including R&D, manufacturing, finance and business development. His most recent position at Eli Lilly & Company was Vice President, Corporate Business Development, where he had global responsibility for all business development activities on a worldwide basis. Mr. Zakrzewski received a BS in Chemical Engineering in 1986, an MS in Biochemical Engineering from Drexel University in 1988, and received an MBA in Finance in 1992 from Indiana University. Mr. Zakrzewski also serves on the Boards of Acceleron Pharma, Insulet Corporation, and Azelon Therapeutics (formerly known as Zelos Therapeutics). In addition, Mr. Zakrzewski served as a Venture Partner with Orbimed, the world’s largest healthcare-dedicated investment firm, in 2010 and 2011.The Board has concluded that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies.

Vote Required

Each director nominated for election will be elected if a majority of the shares present at the meeting and entitled to vote on the proposal are voted in favor of such director (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 Annual General Meeting (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years (a so-called “say-on-frequency vote”). At the 2011 Annual General Meeting, the Company’s shareholders overwhelmingly supported the say-on-pay vote with nearly 99% of the votes cast on the proposal, and they also voted on the say-on-frequency vote and advised Amarin to hold a say-on-pay vote every year. As previously announced, the Company’s Board of Directors has decided to hold this advisory vote annually.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The Compensation Discussion and Analysis section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 5 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“ RESOLVED, that the shareholders of the Company vote in favor of a non-binding, advisory vote approving the compensation of the Company’s ‘named executive officers.’”

Vote Required

The affirmative vote of a majority of the holders of shares present in person or by proxy and entitled to vote at the Annual General Meeting (whether voting is by show of hands or a poll is taken) is necessary to approve this proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6

ADVISORY VOTE ON THE DIRECTORS’ REMUNERATION REPORT FOR

THE YEAR ENDED DECEMBER 31, 2011

The Board wishes to obtain from the shareholders their approval of the Directors’ Remuneration Report for the year ended December 31, 2011, which is attached to this Proxy Statement as Annex A. In accordance with U.K. legal requirements, the Directors’ Remuneration Report has been approved by the Board. The report will be delivered to Companies House in the United Kingdom.

Because your vote is advisory, it will not be binding upon the Company, the Board or the Remuneration Committee. The Board and the Remuneration Committee value the opinions of the shareholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider shareholders’ concerns, and the Remuneration Committee will evaluate whether any actions are necessary to address those concerns.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to approve the Directors’ Remuneration Report for the financial year ended December 31, 2011.”

Vote Required

The affirmative vote of a majority of the holders of shares present in person or by proxy and entitled to vote at the Annual General Meeting (whether voting is by show of hands or a poll is taken) is necessary to approve the Directors’ Remuneration Report for the year ended December 31, 2011. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6

PROPOSAL NO. 7

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and has further directed that we submit the selection of D&T for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2011 for services rendered by D&T were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by D&T in the fiscal year ended December 31, 2011 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

D&T commenced auditing our annual financial statements with the fiscal year ended December 31, 2010. Representatives of D&T are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by D&T and the Company’s former auditor Pricewaterhouse Coopers (“PWC”) for professional services rendered for the fiscal years ended December 31, 2011 and 2010. These fees are for work invoiced in the fiscal years indicated.

	D&T	PWC
	2011	2010	2010
Audit Fees (1):	$729,900	$408,000	$363,774
Audit-Related Fees (2):	$118,154	$—	$93,844
Tax Fees (3):	$67,419	$100,098	$74,138
All Other Fees (4):	$133,270	$—	$63,607
Total All Fees:	$1,048,743	$508,098	$595,363

(1)	Audit fees for 2011 include fees incurred in connection with the audit of financial statements as of December 31, 2011 and December 31, 2010 as prepared in accordance with U.S. generally accepted accounting principles
(2)	Audit-related fees consists of costs incurred in connection with the audit of statutory financial statements as of December 31, 2011 and December 31, 2010 as prepared in accordance with International Financial Reporting Standards.
(3)	Tax fees consist primarily of costs incurred for strategic foreign tax advice, the preparation of our tax returns and other related statutory filings.
(4)	All other fees consist primarily of costs incurred in connection with registration statement filings and comfort letters issued in connection with financing opportunities.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 7:

“RESOLVED, to reappoint Deloitte & Touche LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2012. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include Deloitte & Touche LLP.

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 7

PROPOSAL NO. 8

APPROVAL OF AMENDMENT TO 2011 STOCK INCENTIVE PLAN

Proposal

The Board of Directors is requesting that stockholders vote in favor of an amendment to the Company’s 2011 Stock Incentive Plan (as amended, the “Plan”). The 2011 Stock Incentive Plan was originally adopted by our Board of Directors and approved by our stockholders at our 2011 Annual General Meeting (as approved, the “2011 Plan”). If this Proposal No. 8 is approved, the number of shares reserved for issuance under the 2011 Plan would increase by 8,000,000 shares.

The purpose of the Plan is to enable the Company to have a compensation program designed to attract, retain, and motivate highly qualified employees; provide employees with long-term stock-based incentives to produce long-term growth thereby increasing our value to stockholders; and foster a cooperative teaching and learning environment that focuses on delivering stockholder value as further discussed above in the Proxy Statement in the section entitled “Compensation Discussion and Analysis.” We believe that equity compensation is an essential element of our compensation package and that equity awards align employees and directors’ interests with those of our stockholders. Our Board of Directors recommends a vote for approval of the Plan because the Plan will allow us to continue to use equity based incentives and promote the goals of our compensation strategy.

Changes to Original Plan

If this proposal is approved, the maximum number of the Company’s Ordinary Shares of £0.50 each or ADSs, as the case may be (“Shares ”), that can be issued under the Plan would increase by 8,000,000 Shares. We currently have 652,888 Shares available under the 2011 Plan, and we believe that such amount may not be sufficient to cover projected equity awards under the 2011 Plan through the 2013 Annual General Meeting.

Summary of Material Features

The material features of the Plan are:

•

The maximum number of Shares that can be issued under the Plan shall not exceed the sum of (i) 3.5 million Shares, (ii) 3,074,680 Shares (being Shares that remained available for grants under the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011), and (iii) 8,000,000 additional Shares pursuant to the amendment described in this Proposal No. 8.

•

Shares from forfeited, expired and terminated awards under the 2002 Plan and the Plan can be added back to the reserved pool under the Plan. For this purpose, Shares tendered or held back for taxes will not be added to the reserved pool under the Plan.

•

The award of stock options (both incentive and non-qualified options) and restricted stock units to employees, directors and consultants is permitted. In addition, unrestricted Shares may be awarded to directors;

•	Minimum vesting periods are required for grants of restricted stock units;

•	Any material amendment to the Plan is subject to approval by our shareholders; and

•	The term of the Plan will expire on July 12, 2021.

Based solely on the closing price of our ADSs as reported by the NASDAQ on April 23, 2012, the maximum aggregate market value of the additional Shares that could potentially be issued under the Plan as at April 23, 2012, assuming this Proposal No. 8 is approved, is $87,221,111.04. The Shares we issue under the Plan will be authorized but unissued Shares or Shares that we reacquire.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”) qualify as “performance-based compensation” under Section 162(m) of the Code, the Plan provides that the Remuneration Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and amortization; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) changes in the market price of the Shares; (4) economic value-added; (5) funds from operations or similar measures; (6) sales or revenue; (7) development, clinical or regulatory milestones; (8) acquisitions or strategic transactions; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity, or investment; (12) shareholder returns; (13) return on sales; (14) gross or net profit levels; (15) productivity; (16) expenses; (17) margins; (18) operating efficiency; (19) customer satisfaction; (20) working capital; (21) earnings (loss) per Share; (22) sales or market shares; and (23) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Remuneration Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 3.5 million Shares for any performance cycle and options with respect to no more than 3.5 million Shares may be granted to any one individual during any calendar year period.

Summary of the Plan

The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Plan that is attached hereto as Annex B.

Plan Administration. The Plan is administered by the Remuneration Committee. The Remuneration Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The Remuneration Committee may delegate to one or more directors or to one or more officers its authority under the Plan, subject to such terms, conditions and limitations as it may establish in its sole discretion.

Eligibility. Persons eligible to participate in the Plan will be those full or part-time officers, employees, directors and other key persons (including consultants) of the Company and its subsidiaries as selected from time to time by the Remuneration Committee in its discretion. Approximately 53 individuals are currently eligible to participate in the Plan, which includes 6 officers, 40 employees who are not officers, and 7 non-employee directors.

Plan Limits. The maximum number of Shares that can be issued under the Plan is as set out in the first bullet point of “Summary of Material Features” above. Incentive Stock Options cannot be granted in respect of more Shares than the “ISO Limit” (being the lesser of the aggregate plan limit and 14,314,887 Shares).

Stock Options. The Plan permits the granting of (1) options to purchase Shares intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the Plan. The option exercise price of each option will be determined by the Remuneration Committee but may not be less than 100% of the fair market value of the Shares on the date of grant. Fair market value for this purpose will be the last reported sale price of the Shares on the NASDAQ on the date of grant and, if the exercise of the option is to be satisfied by a new issue of Shares, may not be less than the nominal value of the Shares (£0.50). The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option is typically ten years from the date of grant. The Remuneration Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Remuneration Committee. Typically, options will vest in equal tranches over a four year period subject to continued service with the Company. In general, unless otherwise permitted by the Remuneration Committee, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity. Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument or consideration acceptable to the Remuneration Committee and permitted under applicable law.

To qualify as incentive options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Restricted Stock Units. The Remuneration Committee may award restricted stock units to any participants. Restricted stock units are payable in cash, or at the discretion of the Remuneration Committee in Shares, and may be subject to such conditions and restrictions as the Remuneration Committee may determine. These conditions and restrictions may include the achievement of certain performance objectives and/or continued service with the Company through a specified vesting period, generally four years. During the deferral period, the restricted stock units may be credited with dividend equivalent rights, which entitle the participant to receive credits for dividends that would have been paid if the recipient had held the Shares underlying the restricted stock units that vest since the date of grant of those restricted stock units.

Unrestricted Share Awards. The Remuneration Committee may also grant Shares to directors which are free from any restrictions under the Plan, provided that the director shall pay an amount for the Shares at least equal to their aggregate nominal values. The Company expects that a director may elect to receive such an award of unrestricted Shares in lieu of cash meeting fees to which the director is otherwise entitled.

Change of Control Provisions. The Plan provides that upon the effectiveness of a “change of control” as defined in the Plan, except as otherwise provided by the Remuneration Committee in the award agreement, (i) participants may exercise their options to the extent vested immediately prior to the Change of Control for a period of 12 months following the Change of Control (or through the expiration date, if earlier), (ii) all awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (iii) all awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a Change of Control and, if any such participant’s employment is terminated by the Company for any reason other than cause (as defined in the Plan) within 2 years of the Change of Control, shall fully vest, and in the case of options become exercisable and remain exercisable for a period of twelve months following such termination (or through the expiration date, if earlier). In addition, the Company may provide for awards to be substituted by equivalent awards or for a cash payment to be paid to participants in respect of all awards held by participants (whether or not vested) upon the Change of Control, in which case all original awards shall lapse upon the consummation of the Change of Control.

Adjustments for Stock Dividends, Stock Splits, Etc. The Plan requires the Remuneration Committee to make appropriate adjustments to the number of Shares that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or vesting of other awards.

Amendments and Termination. The Board may at any time amend or discontinue the Plan and the Remuneration Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the NASDAQ, any amendments that materially change the terms of the Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Remuneration Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The Board adopted the 2011 Plan on April 29, 2011, and it became effective on July 12, 2011, which was the day it was approved by shareholders. No awards may be granted under the 2011 Plan after the date that is 10 years from the date of shareholder approval. The effective date of the amendment proposed in this Proposal No. 8 will be the date the amendment is approved by shareholders.

New Plan Benefits

Because the grant of awards under the Plan is within the discretion of the Remuneration Committee, the Company cannot determine the dollar value or number of Shares that will in the future be received by or allocated to any participant in the Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2011: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

	Options
Name and Position	Average Exercise Price ($)	Number (#)
Named Executive Officers
Joseph S. Zakrzewski Chief Executive Officer & Chairman	9.00	625,000

John F. Thero President and Assistant Secretary	—	—

Paul E. Huff Senior Vice President, Chief Commercial Officer	8.79	900,000

Stuart D. Sedlack Senior Vice President, Corporate Development	15.21	650,000

Paresh Soni, M.D., Ph.D. Senior Vice President, Head of Development	—	—
All current executive officers, as a group	10.77	2,175,000
All current directors who are not executive officers, as a group	6.74	45,000
All current employees who are not executive officers, as a group	11.71	1,505,000

Tax Aspects Under the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Plan. It does not describe all U.S. federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If Shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at exercise (or, if less, the amount realized on a sale of such Shares) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering Shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The Plan is structured to allow certain awards to qualify as performance-based compensation.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 8:

“RESOLVED, to adopt and approve the proposed amendment to the Company’s 2011 Stock Incentive Plan.”

Vote Required

This proposal must be approved by a majority of the shares present and entitled to vote on the proposal (whether voting is by show of hands or a poll is taken). As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2011, regarding stock options previously issued by the Company as compensation for services pursuant to the 2002 Plan and 2011 Plan.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	11,271,263	$5.01	2,229,788
Equity compensation plans not approved by security holders(1)	600,000	$6.35	—
Total	11,871,263	$5.33	2,229,788

(1)	Consists of 600,000 Ordinary Shares which are issuable upon exercise of a stock option outside of the Amarin Corporation plc 2011 Stock Incentive Plan granted to Joseph T. Kennedy as an employment inducement award in connection with the commencement of Mr. Kennedy’s employment with the Registrant as Senior Vice President, General Counsel. This grant was made in reliance on NASDAQ Listing Rule 5635(c)(4). These shares were registered on March 16, 2012 on Form S-8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 8.

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the annual report and the accounts for the financial year ended December 31, 2011 prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). As required by the Companies Act 2006 and the Articles of Association of the Company, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website ( http://investor.amarincorp.com ) as soon as they are complete, but no later than June 19, 2012, which is twenty-one days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles of Association, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Zakrzewski, are independent. It was determined that Mr. Zakrzewski lacks independence because of his status as the Company’s Chairman and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board, and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.amarincorp.com.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Lead Independent Director of the Board, Amarin Corporation plc, 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2 Ireland or c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2011, our Board met in person six times, by teleconference ten times and acted by written consent five times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2011, our Board had an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2011 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2012 Annual General Meeting.

Board Leadership Structure and Risk Oversight

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this leadership model, together with all Board members (other than the Chairman) being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

In October 2011, the Board of Directors formally designated Dr. Ekman to serve as Lead Independent Director until his earlier resignation, replacement or removal. The duties of the Lead Independent Director include serving as chairman of regular Board meetings when the Chairman of the Board is absent, establishing an agenda for meetings of the independent directors of the Board and leading such meetings and performing such other duties as the Board may establish or delegate. The Lead Independent Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs. The Chairman and the Lead Independent Director work together to ensure an appropriate balance and focus among key board responsibilities such as strategic development, review of operations, risk oversight and management succession planning.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit Committee met in person three times and by teleconference six times in fiscal 2011. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is currently comprised of Doctors Gordon (Chairman), Anderson and Ekman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee by teleconference five times in fiscal 2011. All members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Dr. Anderson (Chairman), Dr. Healy and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s chief executive officer and chairman and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of pension arrangements, service agreements for the executive management team and termination payments. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses from the chief executive officer and chairman in excess of £10,000 and performs other duties, as set forth in the Remuneration Committee charter. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met in person two times and by teleconference thirteen times in fiscal 2011. All members of the Remuneration Committee satisfy the current NASDAQ and SEC independence standards and qualify as “outside directors” pursuant to the Code.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Remuneration Committee was a current or former officer or employee of Amarin. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Joseph S. Zakrzewski	49	Chief Executive Officer & Chairman
John F. Thero	51	President, Assistant Secretary and principal financial officer
Paul E. Huff	53	Senior Vice President, Chief Commercial Officer
Joseph T. Kennedy	44	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Steven B. Ketchum	47	President of Research & Development, Senior Vice President
Stuart D. Sedlack	47	Senior Vice President, Corporate Development

Joseph S. Zakrzewski was appointed as Executive Chairman of our Board of Directors effective January, 2010, was appointed as our Chief Executive Officer effective November 10, 2010, and became Chairman of our Board of Directors effective October 20, 2011 in connection with his joining Amarin on a full-time basis. Our agreement with Mr. Zakrzewski requires that his service to the Company as Chief Executive Officer be his primary business commitment. From May 2007 until May 2010, Mr. Zakrzewski served as the president and Chief Executive Officer of Xcellerex Incorporated. From January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 through 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as Vice President, Corporate Business Development from 2003 to 2005. Mr. Zakrzewski also served as a venture partner of OrbiMed Advisors LLC, the world’s largest healthcare-dedicated investment firm, in 2010 and 2011. Mr. Zakrzewski also serves as a member of the board of directors of Acceleron Pharma, Insulet Corporation and Rapid Micro and is Chairman of the Boards of Directors of Promedior Inc., Xcellerex Incorporated and Zelos Therapeutics. Mr. Zakrzewski served as a member of the Board of Directors of Arius Research, Inc. from May 2007 until May 2008 and DOV Pharmaceuticals, Inc. from May 2007 until November 2009. Mr. Zakrzewski earned a B.S. degree in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University, as well as an MBA degree from Indiana University. The Board has concluded that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies.

John F. Thero joined Amarin in November 2009 as Chief Financial Officer and was promoted to President in November 2010. Mr. Thero has more than 20 years of senior financial and operational management experience, including supporting the growth of life science companies for over 15 years. Mr. Thero has helped manage both the successful commercial growth and the successful sale of companies. In 2007, Mr. Thero was Chief Financial Officer at ViaCell, Inc., where he helped guide the company to its successful sale. From 2003 to 2007, Mr. Thero was Senior Vice President at Acusphere, Inc., where he oversaw the successful build-out and qualification of manufacturing operations. From 1994 to 2003, in a number of senior positions at Abiomed, Inc., including Senior Vice President Business Operations and Chief Financial Officer, he helped manage the transition from a development-stage company into a commercial entity. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant.

Paul E. Huff joined Amarin in February 2011 as Senior Vice President, Chief Commercial Officer. Mr. Huff has over 25 years of cardiovascular-focused pharmaceutical marketing and sales experience, with a special emphasis on marketing lipid-modifying prescription pharmaceuticals. Mr. Huff served as President of Terrapin Healthcare Group LLC from 2008 through 2010. Mr. Huff has also held senior-level sales and marketing positions with a number of pharmaceutical and biotechnology companies, including Reliant Pharmaceuticals from 2004 to 2008, where as Vice President of Marketing, he played a pivotal role in the launch and successful commercialization of Lovaza, the leading prescription Omega-3 product for reducing triglycerides. Similarly, while at Kos Pharmaceuticals from April 1997 to March 2001, Mr. Huff played an integral role in the launch and successful commercialization of Niaspan, the leading prescription drug for raising HDL cholesterol. Mr. Huff received a B.S. in Marketing from the University of Maryland.

Joseph T. Kennedy joined Amarin in December 2011 as General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc., where he played a lead role negotiating the company’s strategic collaboration with Purdue Pharma, helped secure two U.S. patents, helped obtain FDA approval for the company’s lead product and had responsibility for all legal and compliance matters affecting the company. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. His work at Eyetech included transitioning the company from private to public, legal matters related to the company’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of the company to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in the company’s sale of assets that raised over $2.0 billion in a restructuring.

Steven B. Ketchum, Ph.D. joined Amarin in February 2012 as President of Research and Development, Senior Vice President. Dr. Ketchum has 20 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Sunesis Pharmaceuticals where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was SVP of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Stuart D. Sedlack joined Amarin in August 2007 as its Vice President, Business Development, and he was named Amarin’s Senior Vice President, Corporate Development in May 2011. Mr. Sedlack has more than 20 years of corporate development, strategy and finance experience. Prior to joining Amarin, Mr. Sedlack was Senior Vice President, Corporate Development at Alba Therapeutics from 2006 to 2007. He previously served as Global Head of Negotiations (Infectious Diseases) for Novartis Pharma AG from 2004 to 2006 and Vice President, Corporate Development for Élan Corporation, plc from 1997 to 2003. At Novartis and Alba, Mr. Sedlack was responsible for negotiating and closing a number of licensing transactions. While at Elan Mr. Sedlack was responsible for strategic licensing, investments, portfolio management activities, and restructurings. Prior to Élan, he served as Director at the University of Maryland Medical System’s technology licensing office and began his career in banking and finance in 1988 working for ABN AMRO Bank, N.V., Natho Corporation, and MNC International Bank specializing in international trade finance. Mr. Sedlack holds a B.S. in Economics from the University of Richmond and an MBA from Babson College.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2011 were timely filed except for the following:

•	Joseph Anderson, a director, inadvertently failed to timely file a Form 4 relating to:

- the acquisition of a total of 10,383 shares awarded to him under the Company’s non-executive director compensation policy in lieu of board retainer fees over the course of five transactions from April 2010 to April 2011, pending the final approval and authorization of such policy and the determination of the number of shares to be awarded to him thereunder, for which Dr. Anderson subsequently filed the required report on May 16, 2011; and

- the acquisition of a total of 832 shares awarded to him under the Company’s non-executive director compensation policy in lieu of board retainer fees in one transaction on October 11, 2011, pending the final determination of the number of shares to be awarded to him under such policy, for which Dr. Anderson subsequently filed the required report on October 18, 2011.

•	Jan van Heek, a director, did not timely file a Form 4 relating to:

- the acquisition of a total of 742 shares over the course of one transaction on April 11, 2011, for which Mr. van Heek subsequently filed the required report on May 16, 2011; and

- the acquisition of a total of 666 shares in one transaction on October 11, 2011, for which Mr. van Heek subsequently filed the required report on October 18, 2011.

•

David Feigal, a former director did not timely file Form 4 relating to the acquisition of options representing the right to purchase 120,00 shares, issued in one transaction on July 12, 2011, for which Mr. Feigal filed the required report on July 18, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Shares. The following information is presented as of April 20, 2012.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Shares issuable under stock options or warrants that are exercisable within 60 days of April 20, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders
Abingworth LLP(3)(8) Princes House 38 Jermyn Street London SW1Y 6DN	10,147,168	7.37
Ardsley Advisory Partners and affiliated funds(4) 262 Harbor Drive Stamford, CT 06902.	7,885,000	5.72
FMR LLC(5) 82 Devonshire Street Boston, MA 02109	7,294,046	5.29
S.A.C. Capital Advisors(6) 72 Cummings Point Road Stamford, CT 06902	7,216,209	5.24

Current directors and named executive officers:
Joseph S. Zakrzewski(7)	1,540,999	1.12
Joseph Anderson(3)(8)	10,268,851	7.45
Lars G. Ekman(9)	60,000	0.04
Carl L. Gordon(10)	1,877,100	1.36
James I. Healy(11)	6,441,588	4.68
Kristine Peterson(12)	30,000	0.02
Jan van Heek(13)	49,912	0.04
Patrick J. O’Sullivan(14)	0	0.00
John F. Thero(15)	1,131,158	0.82
Paresh Soni(16)	392,542	0.28
Paul E. Huff(17)	230,208	0.17
Stuart D. Sedlack(18)	210,208	0.15
All current directors and executive officers as a group (13 persons)	22,178,691	16.10

(1)	Represents Shares held as of April 20, 2011, plus Shares that may be acquired upon exercise of options and warrants exercisable within 60 days of April 20, 2012.
(2)	Based on 137,773,259 Ordinary Shares outstanding as of April 20, 2012. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options and warrants exercisable within 60 days of April 20, 2011 held by such person and the non-exercise and non-conversion of all outstanding options and warrants held by all other persons.
(3)	Based on a Form 4 filed on April 19, 2012 on behalf of Abingworth LLP and a Schedule 13D/A filed on April 17, 2012 on behalf of Abingworth LLP. Abingworth Bioventures V LP (“ABV V”) is the owner of record of 716,333 Shares and warrants to purchase an aggregate of 3,750,000 Shares. ABV V may also be deemed to beneficially own options to purchase an aggregate of 24,000 Shares. Abingworth Bioventures V Co-Invest Growth Equity Fund (“AGE”) is the owner of record of 716,334 Shares and warrants to purchase an aggregate of 3,750,000 Shares. AGE may also be deemed to beneficially own options to purchase an aggregate of 24,000 Shares. Abingworth Bioequities Master Fund Limited (“ABE”) is the owner of record of 166,501 Shares and warrants to purchase an aggregate of 1,000,000 Shares. Abingworth LLP is not the owner of record of any Shares or any warrants or options to purchase Shares. Abingworth LLP may be deemed to beneficially own, in the aggregate, 1,599,168 Shares, warrants to purchase an aggregate of 8,500,000 Shares and options to purchase an aggregate of 48,000 Shares. Joseph Anderson, one of our directors, is a partner of Abingworth LLP and disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest therein.
(4)	Based on Schedule 13G/A filed on March 16, 2012 on behalf of Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P., Ardsley Partners Renewable Energy Fund, L.P., Ardsley Offshore Fund, Ltd., Ardsley Renewable Energy Offshore Fund, Ltd., Ardsley Advisory Partners, Ardsley Partners I and Philip J. Hempleman.
(5)	Based on a Schedule 13G/A filed on February 14, 2012 on behalf of FMR LLC.
(6)	Based on a Schedule 13G/A filed on April 13, 2012 on behalf of S.A.C. Capital Advisors, L.P. and affiliates. S.A.C. Capital Advisors, L.P. and affiliates beneficially is the owner of record of an aggregate of 7,216,209 Shares as follows: S.A.C. Capital Advisors, L.P. holds shared voting and investment power over 7,036,209 Shares; S.A.C. Capital Advisors, Inc. holds shared voting and investment power over 7,036,209 Shares; S.A.C. Capital Associates, LLC holds shared voting and investment power over 6,996,400 Shares; Sigma Capital Management, LLC holds shared voting and investment power over 180,000 Shares; and Steven A. Cohen holds shared voting and investment power over 7,216,209 Shares. SAC Capital Advisors Inc. is the general partner of SAC Capital Advisors LP. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors Inc. and Sigma Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors LP, SAC Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 7,036,209 Shares and (ii) Sigma Management and Mr. Cohen may be deemed to beneficially own 180,000Shares. Each of SAC Capital Advisors LP, SAC Capital Advisors Inc., Sigma Management, and Mr. Cohen disclaims beneficial ownership of the Shares.
(7)	Based on a Form 4 filed on March 27, 2012, Form 4 filed on February 1, 2012, a Form 4 filed on October 20, 2011, and a Form 4 filed on April 19, 2011. Includes 78,604 Shares and 1,462,395 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(8)	Based on a Form 4 filed December 22, 2012 and a Form 3 filed on December 30, 2010. Includes 11,683 Shares and 60,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012. Dr. Anderson, as a partner of Abingworth, is deemed to hold 103,200 shares underlying his option to purchase 120,000 shares for the benefit of ABV V and AGE (51,600 shares are held for the benefit of each of ABV V and AGE) and must exercise such portion of the options solely upon the direction of Abingworth. Dr. Anderson accordingly disclaims beneficial ownership of such options except to the extent of his pecuniary interest therein.

(9)	Based on a Form 3 filed on December 30, 2010. Includes 60,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(10)	Based on a Form 4 filed on May 3, 2011. OrbiMed Capital GP III LLC is the sole general partner of OrbiMed Private Investments III, L.P. (“OPI III”), pursuant to the terms of the limited partnership agreement of OPI III, and OrbiMed Advisors LLC is the sole managing member of OrbiMed Capital GP III LLC, pursuant to the terms of the limited liability company agreement of OrbiMed Capital GP III LLC. OrbiMed Advisors LLC is also the sole general partner of OrbiMed Associates III L.P. (“Associates”), pursuant to the terms of the limited partnership agreement of Associates. Pursuant to these agreements and relationships, OrbiMed Advisors LLC has discretionary investment management authority with respect to the assets of OPI III and Associates. Such authority includes the power to vote and otherwise dispose of securities purchased by OPI III and Associates. The number of outstanding Shares of the Company attributable to OPI III is 1,799,800 Shares and warrants to purchase 3,466,981 Shares and to Associates is 17,300 Shares and warrants to purchase 33,019 Shares. OrbiMed Advisors LLC, pursuant to its authority as the managing member of OrbiMed Capital GP III LLC and the general partner of Associates, may be considered to hold indirectly 1,817,100 Shares and warrants to purchase 3,500,000 Shares. Carl Gordon, a director of the Company, is a member of OrbiMed Advisors, LLC and disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest therein. Based on a Form 3 filed on December 30, 2010 on behalf of Carl Gordon. Includes 60,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(11)	Based on a Form 4 filed on April 6, 2012, a Form 4 filed on April 4, 2012, a Form 4 filed on January 31, 2012 and a Schedule 13D/A on behalf of Sofinnova Venture Partners VII L.P. Includes 5,513,388 Shares and warrants to purchase 808,200 Shares owned directly by Sofinnova Venture Partners VII L.P., 60,000 Shares directly owned by Dr. Healy, and 60,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012. Dr. Healy may be deemed to have shared voting and dispositive power over the Shares owned by Sofinnova Venture Partners VII L.P. via Sofinnova Management VII, LLC (the general partner of Sofinnova Venture Partners), of which he is a managing general partner, but Dr. Healy disclaims beneficial ownership of the Shares except to the extent of his pecuniary interest in Sofinnova Management VII, LLC.
(12)	Based on a Form 3 filed on December 30, 2010. Includes 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(13)	Based on a Form 4 filed April 12, 2012. Includes 19,912 Shares and 30,000 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(14)	Based on a Form 3 filed on December 15, 2011 and Form 4 filed on December 14, 2011.
(15)	Based on a Form 4 filed April 10, 2012, a Form 4 filed February 1, 2012 and a From 3 filed December 30, 2011. Includes 1,131,158 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012
(16)	Based on a Form 4 filed February 2, 2012, a Form 4 filed April 20, 2011 and a Form 3 filed December 30, 2010. Includes 388,542 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012 and 4,000 Ordinary Shares held by Dr. Soni’s spouse.
(17)	Based on a Form 4 filed on February 2, 2012, a Form 4 filed on February 1, 2011 and a Form 3 filed on February 1, 2011. Includes 230,208 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.
(18)	Based on a Form 4 filed on February 2, 2012 and a Form 3 filed on July 14, 2011. Includes 210,208 Shares issuable upon the exercise of options exercisable within 60 days of April 20, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2011 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers include our (i) principal executive officer; (ii) principal financial officer; (iii) three most highly compensated executive officers other than the principal executive officer and the principal financial officer who were serving as executive officers as of December 31, 2011; and (iv) up to two individuals who would have been among the three most highly compensated executive officers but for the fact that the individual was not serving as an executive officer as of December 31, 2011. For the fiscal year ended December 31, 2011, our named executive officers were:

Joseph S. Zakrzewski	Chairman & Chief Executive Officer
John F. Thero	President, Assistant Secretary and principal financial officer
Paul E. Huff	Senior Vice President, Chief Commercial Officer
Stuart D. Sedlack	Senior Vice President, Corporate Development
Paresh Soni, M.D., Ph.D.	Senior Vice President, Head of Development

2011 Operating Highlights

During 2011, we achieved significant clinical, regulatory and supply milestones, as summarized below. As discussed more fully below, achievement of these objectives was considered by our Remuneration Committee in determining executive compensation, in particular cash incentive awards, for 2011.

	Beginning of 2011	End of 2011
Clinical:	• Positive Phase 3 top-line results for MARINE indication (TG >500 mg/dL)

•   Positive Phase 3 top-line results reported and presented for ANCHOR indication (mixed dyslipidemia population with TG >200 and < 500 mg/dL)

•   Positive results for MARINE trial published in peer review medical journal

•   REDUCE-IT cardiovascular outcomes study commenced

•   MARINE 40-week extension phase confirmed safety profile exhibited at 12 weeks

Regulatory Affairs:	• Preparing for New Drug Application (NDA ) • Special Protocol Assessment (SPA) agreements reached with FDA for MARINE and ANCHOR trials	• NDA submitted and accepted for MARINE indication • SPA agreement reached with FDA for REDUCE-IT

Exclusivity:	• Pursuing base case 2021 exclusivity	• Potential exclusivity to 2030 includes 16 U.S. patent applications in various stages of prosecution, new chemical entity (NCE) designation, manufacturing barriers and trade secrets

Supply:	• One manufacturer of drug substance and one encapsulator	• Three suppliers of drug substance and two encapsulators

Potential Indications:	• Established (MARINE indication only)

•   Expanded to potentially two indications (MARINE and ANCHOR indications) with further positive data regarding non-HDL-C, apo-B, Lp-PLA2, VLDL-C and hs-CRP and LDL particle number

•   Potential for further label expansion, depending on future results of the REDUCE-IT cardiovascular outcomes study

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as determines the policy for and scope of service agreements for the executive officers and termination payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the Board of Directors. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Compensation Consultant

The Remuneration Committee retains the services of external compensation consultants. Prior to June 2011, our Remuneration Committee retained Compensia, Inc. (formerly, Remedy Compensation Consulting) (“Compensia”). In June 2011, our Remuneration Committee retained Radford, a division of AON. The mandate of the consultants include assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants and has the final authority to engage and terminate such services.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for the executive officers (excluding the Chief Executive Officer), based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies used in determining compensation actions in the 2011 fiscal year were selected by the Remuneration Committee with Compensia’s support on the basis of their similarity to us in terms of competition for talent, phase of products in development, financial attributes, research and development expenditures, and stock price. The list of peer companies for the 2011 fiscal year consisted of the following 18 publicly-traded companies in the pharmaceutical and biotechnology industries:

Acadia Pharmaceuticals, Inc.	Dyax Corp.	Seattle Genetics, Inc.
Arena Pharmaceuticals, Inc.	GTx, Inc.	Spectrum Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.	Immunogen, Inc.	Targacept, Inc.
ARYX Therapeutics, Inc.	Incyte Corp.	Vanda Pharmaceuticals, Inc.
Avanir Pharmaceuticals, Inc.	Optimer Pharmaceuticals, Inc.	VIVUS, Inc.
Biodel, Inc.	Pharmacyclics, Inc.	XenoPort, Inc.

In June 2011, our Remuneration Committee retained Radford, a division of AON, to conduct a comprehensive review of the Company’s executive compensation practices. Following this review, the Remuneration Committee, with Radford’s support, reviewed the Company’s list of peer companies and updated the list to consist of the following 25 publicly-traded companies in the pharmaceutical and biotechnology industries:

Acorda Therapeutics, Inc.	InterMune, Inc.	Questcor Pharmaceuticals, Inc.
ARIAD Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.	Savient Pharmaceuticals, Inc.
Anthera Pharmaceuticals, Inc.	Jazz Pharmaceuticals, Inc.	Seattle Genetics, Inc.
AVEO Pharmaceuticals, Inc.	Medivation, Inc.	Spectrum Pharmaceuticals, Inc.
Cadence Pharmaceuticals, Inc.	Micromet, Inc.	Targacept, Inc.
Exelixis Inc.	Momenta Pharmaceuticals, Inc.	Theravance Inc.
Halozyme Therautics, Inc.	NPS Pharmaceuticals, Inc.	VIVUS, Inc.
ImmunoGen, Inc.	Optimer Pharmaceuticals, Inc.
Incyte Corporation	Pharmasset, Inc.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Surveys, which in 2011 included 23 of the companies in the peer group, as well as a broader survey of publicly traded biotechnology and pharmaceutical companies with between 50 and 200 employees.

The Remuneration Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies and other factors.

Implementation of Objectives

In fiscal 2011, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Bonus Incentive

•	Equity Compensation

•	Employee Benefit Program

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Remuneration Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that will allow us to attract and retain highly skilled executives. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2011

In April 2011, the Remuneration Committee approved a 3% salary increase for all employees, excluding Mr. Zakrzewski, Mr. Thero and each of the Company’s Senior Vice Presidents, which at that time included only Mr. Huff and Dr. Soni. This increase was determined to approximate the rate of inflation and was made in recognition of the fact that no increase was provided in the prior year. Mr. Sedlack participated in the salary increase since at that time he was neither a Senior Vice President nor an executive officer; he was promoted to Senior Vice President in May 2011 and was designated an executive officer in July 2011.

Also in April 2011, the Remuneration Committee reviewed an executive compensation competitive assessment prepared by Compensia which confirmed that the base salaries for each of our named executive officers (who were then serving as executive officers) approximated the 50th percentile of salaries of executives with similar roles at the Company’s peer group, with the exception of the base salary for Mr. Huff, who had only recently joined the Company Accordingly, as noted above, none of these executive officers received a base salary adjustment during 2011.

In October 2011, we entered into an amended and restated employment agreement with Mr. Zakrzewski, our Chief Executive Officer. The employment agreement was amended in connection with the increase of Mr. Zakrzewski’s business time commitment to Amarin from two and one-half days a week to full time. Under the new agreement, Mr. Zakrzewski’s base salary was targeted at approximately the 50th percentile of salaries of chief executive officers as compared to the Company’s new peer group, as described above, based on analysis provided by Radford.

Cash Incentive Awards

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year.

In 2011, the Board of Directors adopted a Management Incentive Compensation Plan (MICP), under which it is expected that the Remuneration Committee each year will determine corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MCIP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for participants to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated using a goals-based formula, subject to the ultimate discretion of the Remuneration Committee to award a smaller or larger amount in its discretion. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals are established by the Remuneration Committee on an annual basis, shortly after our Board of Directors has approved our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer and President’s goals match our corporate goals. For all other executive officers, individual goals are determined on annual basis by the Remuneration Committee. Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately award performance beyond established individual or corporate goals.

For fiscal 2011, the bonus potential for our executive officers as a percentage of base salary ranged from 55% for our CEO, 40% for our President, and 35% for our Senior Vice Presidents and the minimum percentage of the corporate goals to be achieved in order to receive a bonus was 70%.

Fiscal 2011 Annual Bonus Incentive

Upon completion of fiscal 2011, the Remuneration Committee assessed the Company’s overall performance against the achievement of corporate and individual performance goals established in 2011.

Set forth below are the corporate goals that were considered by the Remuneration Committee in assessing overall performance for the 2011 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s assessment of achievement for each goal.

2011 Corporate Goals

Clinical/Regulatory Affairs (20%) : These goals established target performance for the Company in Phase 3 clinical development progress. The specific goals were as follows:

•	NDA submitted and accepted (75% weighting)

•	Obtain Special Protocol Assessment for Reduction of Cardiovascular Events with EPA – Intervention Trial (“REDUCE-IT”) study (25% weighting)

Suppliers (30%) : These goals established target performance for the Company in connection with securing supply of the active ingredient for the Company’s lead product candidate, AMR101. The specific goals were as follows:

•

Reach agreement with two additional suppliers such that, together with the Company’s current supplier, the Company will be positioned to secure sufficient commercial product to support the commercial launch of AMR101 through at least mid-2013 (75% weighting)

•	Ensure existing supplier facilities meet specifications (25% weighting)

Commercial Preparation/Strategic Collaboration (30%) : These goals established target performance for the Company in connection with our discussions with potential strategic collaborators. The specific goals were as follows:

•	Develop market launch plan (40% weighting)

•	Obtain and evaluate multiple strategic collaboration proposals viewed favorably by the Board (60% weighting)

Intellectual Property (10%) : These goals established target performance for the Company regarding intellectual property matters. The specific goals were as follows:

•	Obtain at least one new patent grant (50% weighting)

•	Identify at least three new patentable claims beyond those already filed (50% weighting)

Public Relations/Investor Relations/Medical Affairs (10%) : These goals established target performance for the Company regarding investor relations matters. The specific goals were as follows:

•	Secure at least three scientific publications in peer-reviewed journals based on MARINE results (33% weighting)

•	Increase visibility of the benefits of EPA in the medical and scientific community (33% weighting)

•	Achieve stock price performance that exceeds peer group as defined for SEC purposes (33% weighting)

In addition to the above stated goals, the Remuneration Committee also established a further stretch goal relating to initiating patient enrolment in the REDUCE-IT cardiovascular outcomes study which was given an incremental 20% weighting.

In reviewing the above-described corporate goals, the Remuneration Committee determined that each of the Clinical/ Regulatory Affairs and Suppliers goals were fully achieved (100%) and that the following goals were partially achieved Commercial Preparation/Strategic Collaboration (40% achieved), Intellectual Property (50% achieved) and Investor Relations/Medical Affairs (66% achieved). In addition, the Remuneration Committee determined that the stretch goal relating to commencing enrollment in the REDUCE-IT cardiovascular outcomes study was fully achieved. Overall, the Remuneration Committee determined that the corporate goals were achieved at the 93.6% level.

Individual Performance-Based Cash Bonus Awards

The cash bonus awards for Joseph S. Zakrzewski, our Chairman and Chief Executive Officer, and John F. Thero, our President, were based entirely on the Company’s achievement of the corporate goals at the 93.6% level. Thus, each was paid an incentive cash bonus equal to 93.6% of his target bonus amount.

Paul E. Huff, Senior Vice President, Chief Commercial Officer

For Mr. Huff, individual performance goals for fiscal 2011 were as follows:

AMR101 Market Analysis and Sales Force Planning (40%) :

•

Conduct market research to assess professional and consumer reaction to AMR101, and develop sales and market share forecasts from those results and report such survey results and forecast to the Board (34%)

•	Conduct market assessment, including prescription data and physician prescribing analyses, and create sales force business reach plan (33%)

•

Identify companies with which Amarin could consider strategic relationships from which Amarin acquires access to a suitable sales force for AMR101 (rather than building a sales force and evaluate the pros/cons of pursuing such relationships) and make a recommendation as to whether such potential relationships should be pursued (33%)

AMR101 Increased Market Presence (20%)

•	Conduct branding market research to develop a suitable brand name for AMR101 that will pass trademark and FDA scrutiny (40%)

•

In coordination with Clinical and Medical Affairs, begin Key Opinion Leader (KOL) outreach to secure high-level medical support for AMR101 market differentiation, including booth presentations and KOL meetings at trade shows, support of regional KOL outreach meetings and meaningful review and input into the development of Medical Affairs materials (60%)

AMR101 Reimbursement: 10%

•	Conduct managed care reimbursement analysis to determine current pricing and formulary status for TG lowering therapies, and likely future placement for AMR101 (100%)

Partnering: 25%

•

Develop appropriate background materials for use in partnering efforts to convince at least three global pharmaceutical companies to make partnering proposals which are viewed by Amarin’s board, in its sole judgment, to be bona-fide credible proposals (50%)

•

Provide commercial support to business development to commence negotiation of definitive partnering agreement with global pharmaceutical company, subject to Board approval of proposal from such company (50%)

Clinical Support: 5%

•	Provide commercial input and support the clinical team as needed to identify, assess and prioritize other potential indications for use of AMR101

In reviewing the above-described individual performance goals, the Remuneration Committee first concluded that Mr. Huff had successfully achieved each of the AMR101 Market Analysis and Sales Force Planning, AMR101 Increased Market Presence, AMR101 Reimbursement and Clinical Support performance goals and partially achieved the Partnering performance goals, for a cumulative total of 87.5%. Next, the Remuneration Committee multiplied Mr. Huff’s target bonus amount by 87.5% (that portion of the individual performance goals achieved) and that amount by 93.6% (that portion of the corporate goals achieved), for cumulative total of 81.9% of Mr. Huff’s target bonus amount.

Stuart D. Sedlack, Senior Vice President, Corporate Development

For Mr. Sedlack, individual performance goals for fiscal 2011 were as follows:

Partnering: 70%

•	Obtain and evaluate multiple strategic collaboration proposals viewed favorably by the Board (50%)

•	Commence negotiation of definitive partnering agreement with global pharmaceutical company, subject to Board approval of proposal from such company (50%)

Suppliers: 25%

•	Negotiate and close two drug product supply agreements with pricing at acceptable pricing (33%)

•	Negotiate and close API supply agreement with a second supplier on acceptable terms (33%)

•

Supply appropriate Amarin personnel with the goal of reaching agreement with two additional suppliers such that, together with the Company’s current supplier, the Company will be positioned to secure sufficient commercial product to support the commercial launch of AMR101 through at least mid-2013 (17% for third supplier and 17% for fourth supplier)

Supply Diversification:5%

•	Develop strategic relationships with alternative technology API suppliers and advance at least one term sheet into negotiation for definitive terms (100%)

In reviewing the above-described individual performance goals, the Remuneration Committee first concluded that Mr. Sedlack had successfully achieved the Supplier performance goals and partially achieved the Partnering and Supply Diversification goals, for a cumulative total of 77.5%. Next, the Remuneration Committee multiplied Mr. Sedlack’s target bonus amount by 77.5% (that portion of the individual performance goals achieved) and that amount by 93.6% (that portion of the corporate goals achieved), for cumulative total of 72.5%. Next, exercising its discretion to make subjective assessments of executive performance and to separately award performance beyond established individual or corporate goals, the Remuneration Committee elected to award Mr. Sedlack a cash bonus equal to 75% of Mr. Sedlack’s target bonus amount. This determination was made in recognition of the Remuneration Committee’s subjective assessment that the bonus determination under the original formula for Mr. Sedlack would not have been fairly reflective of Mr. Sedlack’s significant contribution to the achievement of the corporate goals and changed corporate circumstances during 2011.

Paresh Soni, M.D., Ph.D., Senior Vice President, Head of Development

For Dr. Soni, individual performance goals for fiscal 2011 were as follows:

Clinical/Regulatory Affairs: 50%

•	Quality NDA submitted and accepted (70%)

•	Outcome study SPA agreement (30%)

Partnering: 25%

•	Support Business Development leading to successful completion of Corporate Goal of obtaining multiple strategic collaboration proposals viewed favorably by the Board (100%)

Public Relations/Medical Affairs Support: 15%

•	Secure at least three scientific publications in peer-reviewed journals based on MARINE results (50%)

•	Secure acceptance for presentation of MARINE and ANCHOR data (separately) in 2011 (25%)

•	Support Medical Affairs department in its efforts to increase the visibility of the benefits of EPA in the medical and scientific community (25%)

Commercial and Portfolio Development: 10%

•	Support Marketing in creating a launch plan acceptable to Board (50%)

•	Work with other functions within Amarin to identify, assess and prioritize other potential indications for use of AMR101 and provide an overview trial size and estimated costs (50%)

In reviewing the above-described individual performance goals, the Remuneration Committee first concluded that Dr. Soni had successfully achieved each of the Clinical/Regulatory Affairs, Public Relations/Medical Affairs Support and Commercial and Portfolio Development performance goals and partially achieved the Partnering performance goal, for a cumulative total of 87.5%. Next, the Remuneration Committee multiplied Dr. Soni’s target bonus amount by 87.5% (that portion of the individual performance goals achieved) and that amount by 93.6% (that portion of the corporate goals achieved), for cumulative total of 81.9% of Dr. Soni’s target bonus amount.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options and restricted stock units. The Remuneration Committee grants stock options and restricted stock units to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board of Directors or Remuneration Committee and all grants to other employees much be granted within guidelines approved by our Board of Directors or Remuneration Committee. All stock options will be awarded at fair market value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Equity Grants Awarded in Fiscal 2011

During fiscal 2011 our Remuneration Committee approved equity awards in connection with the initial hiring and promotion of certain of our named executive officers. Specifically:

•	in connection with his promotion to Senior Vice President, the Remuneration Committee awarded Mr. Sedlack an option to purchase 650,000 of our Ordinary Shares;

•	in connection with his hiring and appointment as full time Chief Executive Officer, the Board of Directors awarded Mr. Zakrzewski an option to purchase 625,000 of our Ordinary Shares;

In each case, the Remuneration Committee determined the amount of award based on its assessment of what similarly situated executives typically received at similarly-situated companies, after review of equity compensation levels at peer companies as provided by Radford.

The values of the equity award granted to executive officers for the 2011 fiscal year, as well as all compensation actions taken with respect to the named executive officers in fiscal 2011, are reflected in the Summary Compensation Table below.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. In 2011 we did not match or supplement contributions to the plan.

We have made lodging available to our employees to support the travel of our employees to our offices in Connecticut and New Jersey. The purpose of such lodging is to reduce travel costs. Certain of our executives have utilized such company provided lodging from time to time.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m).

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2011.

THE REMUNERATION COMMITTEE

Joseph Anderson (Chair)

James I. Healy

Jan van Heek

Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Fiscal Year	Salary(1)		Bonus(2)	Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Joseph S. Zakrzewski Chief Executive Officer & Chairman	2011 2010 2009	$ $	309,391 35,326 —	— — —	$ $	4,727,966 4,882,500 —	$ $	159,588 100,000 —	$	— 128,804 —	$ $	5,196,945 5,146,630 —

John F. Thero President, Assistant Secretary and principal financial officer	2011 2010 2009	$ $	375,000 283,986 45,833	— — —	$ $	— 3,348,000 1,026,000	$ $	140,400 140,000 —		— — —	$ $ $	515,400 3,771,986 1,071,833

Paresh Soni, M.D., Ph.D. Senior Vice President, Head of Development	2011 2010 2009	$ $ $	350,000 350,000 350,000	— — —	$	— — 912,000	$ $ $	100,328 140,000 21,450	$	— — 14,700	$ $ $	440,328 490,000 1,298,150

Paul E. Huff Senior Vice President, Chief Commercial Officer	2011 2010 2009		$254,167 — —	— — —		$6,521,892 — —		$72,998 — —		— — —		$6,849,057 — —

Stuart D. Sedlack Senior Vice President, Corporate Development	2011 2010 2009	$ $ $	281,801 275,600 275,600	$2,484 — —	$ $	7,248,891 239,700 —	$ $	72,031 85,000 —	$	— — 14,700	$ $ $	7,605,207 602,300 290,300

(1)	Mr. Zakrzewski’s annualized salary for fiscal year 2010 was $250,000. He was appointed as our Chief Executive Officer effective November 10, 2010, initially serving on a part-time basis. He became our full-time Chief Executive Officer effective October 20, 2011.
(2)	“Bonus” summarized in the table for fiscal 2011 consists entirely of a discretionary cash bonus equaling 2.5% of Mr. Sedlack’s target bonus paid to him in connection with the achievement of individual and corporate goals.
(3)	This column reflects the aggregate grant date fair value of equity awards granted in 2011, 2010 or 2009 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012.
(4)	This column reflects payments under the Management Incentive Compensation Plan in respect of the year earned. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 30 for further information regarding the performance measures.
(5)	Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain prerequisites and other personal benefits received by the named executive officers which do not exceed $10,000. The amount included for Mr. Zakrzewski for fiscal 2010 consists entirely of fees paid to him due to his service as Chairman of the Board. The amounts included for Dr. Soni and Mr. Sedlack for fiscal 2009 consist of $14,700 in matching contributions made by us under our 401(k) Plan. In 2010 and 2011 we did not provide a matching contribution under our 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(1)
Joseph S. Zakrzewski	10/20/11	170,500	625,000	(2)	9.00	$4,729,966
John F. Thero	—	150,000	—		—	—
Paresh Soni, M.D., Ph.D.	—	122,500	—		—	—
Paul E. Huff	1/28/11	89,130	900,000	(3)	8.79	$6,521,892
Stuart D. Sedlack	3/16/11	99,353	200,000	(4)	7.19	$1,184,840
	5/23/11		205,000	(5)	18.77	$3,274,321
	7/12/11		245,000	(6)	18.77	$2,789,729

(1)	This column reflects the aggregate fair value of equity awards granted in 2011 as of the grant date for each such award, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model and excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012.
(2)	The options vested 25% on October 220, 2011, then monthly in 36 equal installments beginning on November 20, 2011.
(3)	The options vest in four equal annual installments beginning on January 28, 2012.
(4)	The options vest in four equal annual installments beginning on March 16, 2012.
(5)	The options vest in four equal annual installments beginning on May 23, 2012.
(6)	The options vest in four equal annual installments beginning on May 23, 2012.

Option Exercises and Stock Vested

The following table sets forth information about the exercise of stock options by named executive officers in fiscal 2011 to purchase Ordinary Shares. There was no vesting of restricted stock or restricted stock units during fiscal 2011.

	Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Joseph S. Zakrzewski	485,000	5,244,150
John F. Thero	—	—
Paresh Soni, M.D., Ph.D.	200,000	2,012,000
Paul E. Huff	—	—
Stuart D. Sedlack	65,566	886,958

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at December 31, 2011 for our named executive officers.

	Option Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date
Name	# Exercisable	# Unexercisable
Joseph S. Zakrzewski	382,500	292,500	(1)	1.35	12/21/2019
	675,000	875,000	(2)	3.40	11/11/2020
	182,292	442,708	(3)	9.00	10/20/2021

John F. Thero	450,000	450,000	(4)	1.35	12/21/2019
	600,000	600,000	(2)	3.40	11/11/2020

Paresh Soni, M.D., Ph.D.	33,334	—		1.43	9/1/2018
	200,000	400,000	(4)	1.35	12/21/2019

Paul D. Huff	4,750	7,500	(5)	1.21	9/4/2019
	—	900,000	(6)	8.79	1/28/2021

Stuart D. Sedlack	42,500	85,000	(7)	1.70	4/20/2020
	—	200,000	(8)	7.19	3/16/2021
	—	450,000	(9)	18.77	5/23/2021

(1)	These stock options vest in four equal annual installments beginning on January 1, 2010.
(2)	These stock options vest in four equal annual installments beginning on November 11, 2010.
(3)	These stock options vested 25% on October 20, 2011, then monthly in 36 equal installments beginning on November 20, 2011.
(4)	These stock options vest in four equal annual installments beginning on June 19, 2010.
(5)	These stock options vest in four equal annual installments beginning on September 4, 2010.
(6)	These stock options vest in four equal annual installments beginning on January 28, 2012
(7)	These stock options vest in four equal annual installments beginning on October 17, 2010.
(8)	These stock options vest in three equal annual installments beginning on March 16, 2012.
(9)	These stock options vest in three equal annual installments beginning on May 23, 2012.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2011.

Nonqualified Deferred Compensation

During fiscal 2011, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements with each of our current named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the Compensation Discussion and Analysis.

Joseph S. Zakrzewski

In the event Mr. Zakrzewski’s employment is terminated without cause or for good reason (as such terms are defined in the employment agreement) other than in connection with a change of control transaction (as defined in the employment agreement), Mr. Zakrzewski shall be entitled to receive 12 months salary and benefits continuation, a lump sum cash payment equal to his target annual bonus for the fiscal year in which such termination occurs, and 12 months vesting acceleration for all unvested time-based options granted to Mr. Zakrzewski prior to such termination, and in the event Mr. Zakrzewski’s employment is terminated without cause or for good reason within 24 months of a change of control transaction (i.e., a so-called “double-trigger” severance provision), Mr. Zakrzewski shall be entitled to receive 24 months salary and benefits continuation, a lump sum cash payment equal to two times his target annual bonus amount for the applicable fiscal year in which such termination occurs, and all unvested options granted to Mr. Zakrzewski prior to such termination shall immediately become exercisable.

John F. Thero

In the event that Mr. Thero is terminated without cause, he will be entitled to severance as follows: continuation of base salary for nine months; continuation of group health plan benefits for up to nine months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”); and six months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Thero is terminated without cause or he quits for good reason, in either case, within twenty-four months following a change in control, then he will be entitled to severance as follows: continuation of base salary for twelve months; continuation of group health plan benefits for up to twelve months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity inventive awards.

Paul E. Huff

In the event that Mr. Huff is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA; and six months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Huff is terminated without cause or he quits for good reason, in either case, within twenty-four months following a change in control, then he will be entitled to severance as follows: continuation of base salary for twelve months; continuation of group health plan benefits for up to twelve months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity inventive awards.

Stuart D. Sedlack

In the event that Mr. Sedlack is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA; and six months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Sedlack is terminated without cause or he quits for good reason, in either case, within twenty-four months following a change in control, then he will be entitled to severance as follows: continuation of base salary for twelve months; continuation of group health plan benefits for up to twelve months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity inventive awards.

Paresh Soni M.D., PhD

In the event that Dr. Soni is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six months; continuation of group health plan benefits for up to six months to the extent authorized by and consistent with COBRA; and six months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Dr. Soni is terminated without cause or he quits for good reason, in either case, within twenty-four months following a change in control, then he will be entitled to severance as follows: continuation of base salary for twelve months; continuation of group health plan benefits for up to twelve months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity inventive awards.

Change of Control Provisions in 2002 Stock Option Plan. Under the Company’s 2002 Stock Option Plan, in any change of control transaction (e.g., the acquisition of the Company by way of merger), except as otherwise provided by the Remuneration Committee in the award agreement, (i) all awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (ii) all awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than cause within two years of the change of control, shall become fully exercisable. Any unexercised outstanding awards will then lapse one year following the change of control. The Remuneration Committee may also elect to accelerate the vesting of any or all outstanding awards at such times and in such amounts as it determines in its sole discretion.

Change of Control Provisions in 2011 Stock Option Plan. Under the Company’s 2011 Stock Incentive Plan, in any change of control transaction (e.g., the acquisition of the Company by way of merger), except as otherwise provided by the Remuneration Committee in the award agreement, (i) all awards held by directors (other than the Chief Executive Officer of the Company) will automatically vest in full and (ii) all awards held by other participants (i.e., the Chief Executive Officer and participants who are not directors) shall continue to vest following a change of control and, if any such participant’s employment is terminated by the Company for any reason other than cause within two years of the change of control, shall become fully exercisable. Any unexercised outstanding awards will then lapse one year following the change of control. The Remuneration Committee may also elect to accelerate the vesting of any or all outstanding awards at such times and in such amounts as it determines in its sole discretion.

Potential Payments upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if a change of control termination occurred on December 30, 2011, the last business day of fiscal 2011. The closing price per share of our ADSs on The NASDAQ Capital Market on December 30, 2011 was $7.49.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options ($)(1)	Continuation of Health Benefits ($)	Total ($)
Joseph S. Zakrzewski	1,100,000	605,000	12,233,900	29,520	13,968,420
John F. Thero	386,300	154,520	10,434,000	14,760	10,989,580
Paresh Soni, M.D., Ph.D.	360,500	126,175	3,886,004	14,705	4,387,384
Paul E. Huff	294,200	102,970	76,930	—	474,100
Stuart D. Sedlack	292,400	102,340	798,225	14,760	1,207,725

(1)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2011 ($7.49), multiplied by the number of options that would have been accelerated upon a change of control occurring on December 30, 2011.

The table below shows the benefits potentially payable to each of our named executive officers if a termination without cause in the absence of a change of control occurred on December 30, 2011. The closing price per share of our ADSs on The NASDAQ Global Market on December 30, 2011 was $7.49.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options ($)	Continuation of Health Benefits ($)	Total ($)
Joseph S. Zakrzewski	550,000	302,500	10,444,525	14,760	11,311,785
John F. Thero	289,725	—	6,598,500	11,070	6,899,295
Paresh Soni, M.D., Ph.D.	180,250	—	2,658,004	7,352	2,845,606
Paul E. Huff	147,100	—	29,830	—	176,930
Stuart D. Sedlack	146,200	—	261,075	7,380	414,655

401(k) Plan

We have established and maintain a retirement savings plan under Section 401(k) of the Code. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. No contribution was made by the Company for the year ended December 31, 2011. Contributions made by the Company for the years ended December 31, 2010 and 2009 amounted to $21,000 and $306,000, respectively.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board of Directors approved an amended non-employee director compensation program effective January 1, 2012. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal 2012 is set forth below.

Retainer and Meeting Fees
Annual Board Retainer Fee:
Lead Independent Director	$60,000
All non-employee directors	$40,000

Annual Chairman Retainer Fees:*
Audit Committee Chairman	$17,500
Remuneration Committee Chairman	$12,000
Nominating and Corporate Governance Committee Chairman	$10,000

Annual Committee Member Retainer Fees:*
Audit Committee	$10,000
Remuneration Committee	$6,000
Nominating and Corporate Governance Committee	$5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments made in arrears within thirty days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. Amounts owing to non-employee directors as annual retainers shall be annualized, meaning that for non-employee directors who join the board during the calendar year, such amounts shall be pro rated based on the number of calendar days served by such director.

Non-employee directors shall be given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on The NASDAQ Stock Market on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per Ordinary Share).

In addition, non-employee directors will be eligible to receive an option award for 45,000 ordinary shares upon their appointment or re-election to the Board of Directors, such option award to vest one-third (1/3) on each one-year anniversary of the date of such appointment or re-election to the Board of Directors. The exercise price of any such option award shall be equal to the closing market price on the NASDAQ Stock Market of the Company’s ordinary shares (and represented by American Depository Shares) on the date of such appointment or re-election to the Board of Directors.

In addition, for so long as the non-employee director remains on the Board of Directors, on an annual basis the non-employee director will be eligible to receive an option to purchase an additional 30,000 ordinary shares, such award to be made each year immediately after the Company’s annual general meeting of shareholders, such option award to vest in full upon the one-year anniversary of such meeting. The exercise price of any such option award shall be equal to the closing market price on the NASDAQ Stock Market of the Company’s ordinary shares (and represented by American Depository Shares) on the date of such meeting.

In addition, the non-employee directors are also eligible to participate in the Company’s stock option plans on a case by case basis.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On December 13, 2011, the Company awarded options representing the right to purchase 45,000 Ordinary Shares to Patrick J. O’Sullivan. This award vests in three equal annual installments on each anniversary of the grant date. The total grant-date value of this award was $254,858, based on a closing price of $6.74 on The NASDAQ Global Market on the date of grant.

The following table shows the compensation paid in fiscal 2011 to the Company’s non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Joseph Anderson(2)	43,000	—	43,000
Lars G. Ekman	33,000	—	33,000
Carl L. Gordon	37,500	—	37,500
James I. Healy	35,000	—	35,000
Patrick J. O’Sullivan(3)	1,859	254,858	256,707
Kristine Peterson	36,000	—	36,000
David Feigal(4)	—	—	—
Manus Rogan(5)	38,500	—	38,500
Jan van Heek(6)	50,500	—	50,500
Joseph S. Zakrzewski(7)	—	—	—

(1)	The value of the awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012.
(2)	Dr. Anderson received $20,819 of his fees in the form of 2,051 Ordinary Shares.
(3)	Mr. O’Sullivan became a member of the Board on December 13, 2011.
(4)	Dr. Feigal became a member of the Board on July 12, 2011 and resigned on November 18, 2011.
(5)	Dr. Rogan resigned from the Board effective December 13, 2011.
(6)	Mr. van Heek received $25,236 of his fees in the form of 2,747 Ordinary Shares.
(7)	Amounts paid to Mr. Zakrzewski in his capacity as Chief Executive Officer and Director are set forth in the Summary Compensation Table above. On October 20, 2011 Mr. Zakrzewski’s salary was adjusted for becoming full-time CEO.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Submitted by the Audit Committee of the Board of Directors

Jan van Heek, Chairman

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the 2013 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than January 7, 2013, or otherwise as permitted by applicable law (the “Proxy Deadline”); provided, however, that if the 2013 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2012 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the 2006 Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2013 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the Proxy Statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our Annual Report to shareholders for the fiscal year ended December 31, 2011, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the Proxy Statement and Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the

Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of American Depositary Shares through Citibank or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact Citibank, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

ANNEX A

Remuneration Report for the year ended 31 December 2011

Information Not Subject to Audit

Remuneration policy

The Company’s policy on remuneration is to attract, retain and incentivise the best staff, recognising that they are key to the success of the business, and to align our staff’s interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value.

Consistent with this policy, the Company’s benefit packages awarded to directors and senior management are intended to be competitive and comprise a mix of remuneration (historically consisting of base salary, annual cash incentive bonus and equity-based compensation) with the goals listed below, while not detracting from the goals of good corporate governance:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified directors and senior management with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align the incentives of directors and senior management with the creation of shareholder value.

The Company’s American Depositary Shares are listed on the NASDAQ Global Market and the Company is therefore subject to NASDAQ corporate governance rules.

The Company’s natural competitor group with respect to staffing lies within the pharmaceutical and biotechnology industries. Subject to changes in the industry and to competitive and other pressures, the Company will generally align its rates of remuneration with this sector, both in terms of overall packages and the division between basic and performance-related elements. However, it is recognised that such competition is only one of a number of factors to be taken into account.

Long-term incentives are provided to directors and senior management in the form of executive share options and, additionally, in the case of executive directors and senior management, by the granting of end of year cash bonuses that are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Share options are granted to directors and senior management to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. It is the intention of the board of directors (the “Board”) to grant share options to executive directors and senior management in the furtherance of these objectives and to reward performance. Additionally, the Board may award options from time to time to non-executive directors as is relatively standard practice in the U.S.

Share options are currently granted to directors and senior management pursuant to the Amarin Corporation Plc 2011 Stock Incentive Plan approved by the shareholders in general meeting on 12 July 2011 (“the option plan”). The maximum number of the Company’s Ordinary Shares of £0.50 each or any American Depositary Shares, as the case may be (the “Shares”), to be issued under the 2011 Plan shall not exceed the sum of (i) 3.5 million Shares, (ii) the number of Shares that remain available for grants under the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011 and (iii) the number of Shares underlying awards under the 2002 Plan that are outstanding as of July 12, 2011 that are subsequently forfeited, cancelled, expire or are otherwise terminated. As of April 23, 2012, excluding stock options previously exercised, 652,888 Ordinary Shares are available for grant under the option plan in connection with stock options that were outstanding or available for grant. The Remuneration Committee may grant options to eligible persons. In determining which eligible persons may receive an award of options and become participants in the option plan, as well as the terms of any option award, the Remuneration Committee may take into account the nature of the services rendered to us by the eligible persons, their present and potential contributions to our success or such other factors as the Remuneration Committee, at its discretion, shall deem relevant.

In the event that a director resigns, then under the option plan, the unvested options lapse, and vested but unexercised options will lapse twelve months following the date of such resignation. Share options granted to new non-executive directors pursuant to the option plan typically vest in three equal tranches during the three-year period from the grant date to the third anniversary of the grant date. In addition, for so long as the non-executive director remains on the Board of Directors, on an annual basis the non-executive director will be eligible to receive an additional option, such award to be made each year immediately after the Company’s annual general meeting of shareholders, such option award to vest in full upon the one-year anniversary of such meeting. Share options granted to new employees typically vest 25% at the one-year anniversary of the date of hire and then vest ratably over the subsequent 36-month period.

The Remuneration Committee has the delegated authority of the Board to vary the remuneration of executive directors and senior management to include the award of end of year bonuses and grant of options. The Remuneration Committee awards performance-based cash bonuses based in part on the Company’s achievement of corporate goals. In addition, the Remuneration Committee considers the individual performance of the Company’s executive directors and senior management and the level of each such individual’s accountability, scope of responsibilities and impact on the Company’s performance during the course of the year as well as corporate achievement beyond established goals. The Remuneration Committee also considers its own understanding of what executives with similar functions at similarly situated companies typically receive for performance-based cash compensation so as to ensure that the Company’s executive directors and senior management are properly remunerated. In determining the remuneration arrangements for executive directors and management, the Remuneration Committee considers the pay and employment conditions elsewhere in the Company.

Performance graphs

The following performance graphs and related information shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Performance graph—2 year

In the opinion of the Board, the indices below are the most appropriate indices against which the total shareholder return of the Company should be measured. The NASDAQ Bio Index has been selected because it is an index of U.S. quoted biotechnology and pharmaceutical companies.

Company/Market/Peer Company	12/31/2009	12/31/2010	12/31/2011
Amarin Corporation PLC	$100.00	$573.43	$523.78
NASDAQ Composite Index	$100.00	$118.15	$117.22
NASDAQ Biotechnology Index	$100.00	$115.22	$129.13

Performance Graph—5 Year

The following graph compares the cumulative five-year return provided to stockholders of Amarin Corporation plc’s ADSs relative to the cumulative total returns of the NASDAQ Composite Index and the NASDAQ Biotechnology Index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our ADSs and in each of the indexes on December 31, 2006 and its relative performance is tracked through December 31, 2011.

Company/Market/Peer Company	12/31/2006	12/31/2007	12/31/2007	12/31/2009	12/31/2010	12/31/2011
Amarin Corporation PLC	$100.00	$11.40	$3.11	$6.27	$35.96	$32.85
NASDAQ Composite Index	$100.00	$110.66	$66.41	$96.54	$114.06	$113.16
NASDAQ Biotechnology Index	$100.00	$104.64	$91.77	$106.42	$122.62	$137.42

Directors’ service contracts

The Company is not currently a party to a service contract with any of its non-executive directors.

Current non-executive directors are paid under the Company’s non-executive director compensation policy which is summarized below.

Retainer and Meeting Fees
Annual Board Retainer Fee:
Lead Independent Director	$60,000
All non-executive directors	$40,000

Annual Chairman Retainer Fees:*
Audit Committee Chairman	$17,500
Remuneration Committee Chairman	$12,000
Nominating and Corporate Governance Committee Chairman	$10,000

Annual Committee Member Retainer Fees:*
Audit Committee	$10,000
Remuneration Committee	$6,000
Nominating and Corporate Governance Committee	$5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments made in arrears within thirty days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-executive director. Amounts owing to non-executive directors as annual retainers shall be annualized, meaning that for non-executive directors who join the board during the calendar year, such amounts shall be pro rated based on the number of calendar days served by such director.

Non-executive directors shall be given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on The NASDAQ Stock Market on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per Ordinary Share).

In addition, non-executive directors will be eligible to receive an option award for 45,000 ordinary shares upon their appointment or re-election to the Board of Directors, such option award to vest one-third (1/3) on each one-year anniversary of the date of such appointment or re-election to the Board of Directors. The exercise price of any such option award shall be equal to the closing market price on the NASDAQ Stock Market of the Company’s ordinary shares (and represented by American Depository Shares) on the date of such appointment or re-election to the Board of Directors.

In addition, for so long as the non-executive director remains on the Board of Directors, on an annual basis the non-executive director will be eligible to receive an option to purchase an additional 30,000 ordinary shares, such award to be made each year immediately after the Company’s annual general meeting of shareholders, such option award to vest in full upon the one-year anniversary of such meeting. The exercise price of any such option award shall be equal to the closing market price on the NASDAQ Stock Market of the Company’s ordinary shares (and represented by American Depository Shares) on the date of such meeting.

In addition, the non-executive directors are also eligible to participate in the Company’s stock option plans on a case by case basis.

Non-executive directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On December 13, 2011, the Company awarded options representing the right to purchase 45,000 Ordinary Shares to Patrick J. O’Sullivan. This award vests in three equal annual installments on each anniversary of the grant date. The total grant-date value of this award was $254,858, based on a closing price of $6.74 on The NASDAQ Global Market on the date of grant.

The following table shows the compensation paid in fiscal 2011 to the Company’s non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Joseph Anderson(2)	43,000	—	43,000
Lars G. Ekman	33,000	—	33,000
Carl L. Gordon	37,500	—	37,500
James I. Healy	35,000	—	35,000
Patrick J. O’Sullivan(3)	1,859	254,858	256,707
Kristine Peterson	36,000	—	36,000
David Feigal(4)	—	—	—
Manus Rogan(5)	38,500	—	38,500
Jan van Heek(6)	50,500	—	50,500
Joseph S. Zakrzewski(7)	—	—	—

(1)	The value of the awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in note 12 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 29, 2012.
(2)	Dr. Anderson received $20,819 of his fees in the form of 2,051 Ordinary Shares.
(3)	Mr. O’Sullivan became a member of the Board on December 13, 2011.
(4)	Dr. Feigal became a member of the Board on July 12, 2011 and resigned on November 18, 2011.
(5)	Dr. Rogan resigned from the Board effective December 13, 2011.
(6)	Mr. van Heek received $25,236 of his fees in the form of 2,747 Ordinary Shares.
(7)	Amounts paid to Mr. Zakrzewski in his capacity as Chief Executive Officer and Director are set forth in the Summary Compensation Table above.

Share schemes

Interests in share options and warrants over Amarin Corporation plc

Details of options and warrants held by directors (or those entities which they represent as disclosed in notes below) as at December 31, 2011, and those who served as directors during 2011, are set out below:

Date of grant	Earliest exercise date	Expiry date	Exercise price (US$)	No. at 1 January 2011 (£0.50 shares)	Options granted /warrants purchased	Exercised in year	Lapsed in year	No. at 31 December 2011 (£0.50 shares)
Dr. J. Anderson(1)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	8,500,000	—	—	—	8,500,000
02/10/2010 (options)	8/10/2010	02/10/2020	1.03	120,000	—	—	—	120,000

				8,620,000	—	—	—	8,620,000

Dr. J. Healy(2)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	1,750,000	—	—	—	1,750,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	120,000	—	—	—	120,000

				1,870,000	—	—	—	1,870,000

Dr. C. Gordon(3)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	3,500,000	—	—	—	3,500,000
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	120,000	—	—	—	120,000

				3,620,000	—	—	—	3,620,000

Remuneration Report for the year ended 31 December 2011 (continued)

Date of grant	Earliest exercise date	Expiry date	Exercise price (US$)	No. at 1 January 2011 (£0.50 shares)	Options granted /warrants purchased	Exercised in year	Lapsed in year	No. at 31 December 2011 (£0.50 shares)
Dr. M. Rogan(4)
10/16/2009 (warrants)	10/16/2009	10/16/2014	1.50	2,500,000	—	2,500,000	—	—
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	120,000	—	—	60,000	60,000

				2,620,000	—	2,500,000	60,000	60,000

Mr. J. Zakrzewski(5)
12/21/2009 (options)	12/21/2009	12/21/2019	1.35	960,000	—	285,000	—	675,000
11/11/2010 (options)	11/11/2010	11/11/2020	3.40	1,750,000	—	200,000	—	1,550,000
10/20/2011 (options)	10/20/2011	10/20/2021	9.00	—	625,000	—	—	625,000

				2,710,000	625,000	485,000-	—	2,850,000

Mr. J. van Heek(6)
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	120,000	—	30,000	—	90,000

				120,000	—	30,000	—	90,000

Dr. L. Ekman(6)
02/10/2010 (options)	08/10/2010	02/10/2020	1.03	120,000	—	—	—	120,000

				120,000	—	—	—	120,000

Ms. K. Peterson(6)
11/17/2010 (options)	11/17/2011	11/17/2020	3.67	120,000	—	—	—	120,000

				120,000	—	—	—	120,000

Dr. D. Feigal(7)
07/12/2011 (options)	07/12/2012	07/12/2021	13.83	—	120,000	—	120,000	—

				—	120,000	—	120,000	—

Mr. P. O’Sullivan(8)
12/13/2011 (options)	12/13/2012	12/13/2021	6.74	—	45,000	—	—	45,000

				—	45,000	—	—	45,000

(1)	These warrants have been issued to Abingworth Bioventures V L.P., Abingworth Bioventures V Co-Invest Growth Equity Fund LP and Abingworth Bioequities Master Fund Limited, the management company of which Dr. Joseph Anderson is a Partner. Dr. Anderson is also a non-executive director of Amarin. The options were issued to Dr. Anderson as a director.
(2)	These warrants have been issued to Sofinnova Venture Partners VII, L.P., the management company of which Dr. James I. Healy is a Managing General Partner. Dr. Healy is also a non-executive director of Amarin. The options were issued to Dr. Healy as a director.
(3)	These warrants have been issued to Caduceus Private Investments III, LP and OrbiMed Associates III, LP, of whom Dr. Carl L. Gordon is a General Partner. Dr Carl. is also a non-executive director of Amarin. The options were issued to Dr. Gordon as a director.
(4)	These warrants have been issued to Fountain Healthcare Partners Fund, of which Dr. Manus Rogan is a Managing Partner. All 2,500,000 warrants were exercised in 2011. The options were issued to Dr. Rogan as a director. Dr. Rogan was a non-executive director of Amarin until his resignation on December 13, 2011. Upon Dr. Rogan’s resignation as a director, his 60,000 unvested shared options were forfeited.

(5)	The options were issued to Mr. Zakrzewski as a director in December 2009. The additional options were issued to Mr. Zakrzewski as Chief Executive Officer in 2010 and 2011.
(6)	These share options were issued during 2010 to the individual as a director. Mr. van Heek exercised 30,000 share options in 2011.
(7)	These share options were issued during 2011 to the individual as a director. Dr. Feigal resigned as director on November 18, 2011, and all 120,000 share options were forfeited.
(8)	These share options were issued during 2011 to the individual as a director.

During the year ended December 31, 2011, no other directors have been granted share options in the shares in the Company or other group entities.

The market price of the Company’s shares at the end of the financial year was US $7.49 and the range of the market prices during the year were US $5.99 and US $19.87.

Long-term incentive scheme

There are no long-term incentive schemes in place in respect of any of the directors.

On behalf of the board

Joseph Anderson Ph.D.

Chairman of the Remuneration Committee

7 May 2012

ANNEX B

AMARIN CORPORATION PLC

AMENDMENT TO

2011 STOCK INCENTIVE PLAN

The Amarin Corporation plc 2011 Stock Incentive Plan (the “Plan”) is hereby amended by the Board of Directors and shareholders of Amarin Corporation plc as follows:

Section 4(a) of the Plan is hereby amended to increase the total number of Shares available for issuance under the Plan shall be increased by 8,000,000 shares, such that Section 4(a) of the Plan, as so amended, shall read in its entirety as follows:

Section 4. Shares Available for Awards

(a)	Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the number of Shares in respect of which Awards may be made under this Plan on any day shall not exceed the sum of (i) 11.5 million Shares, (ii) 3,074,680 Shares (being Shares that remained available for grants under the Company’s existing 2002 Stock Option Plan (the “2002 Plan”) as of July 12, 2011) and (iii) the number of Shares subject to grants under the 2002 Plan that are outstanding as of the Effective Date but subsequently become Lapsed Awards (as defined below) (“the Plan Limit”). Shares to be issued under the Plan may be either authorized but unissued Shares, or Shares acquired in the open market or otherwise. If any award over Shares granted under this Plan or the 2002 Plan expires or is forfeited, surrendered, canceled or otherwise terminated in whole or in part without Shares being issued (“Lapsed Award”), then the Shares subject to such Lapsed Award may, at the discretion of the Committee, be made available for subsequent grants under the Plan; provided, however, that Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be considered a Lapsed Award. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed the ISO Limit, and Options with respect to no more than 3.5 million Shares may be granted to any one individual Participant during any one calendar year period.

B-1

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at The Shelbourne Hotel, 27 St. Stephen’s Green,

Dublin 2, Ireland at 8 a.m. on Tuesday, 10 July 2012.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 5 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the annual general meeting of the Company to be held at 8 a.m. on Tuesday, 10 July 2012 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	Ordinary resolution to re-elect Dr. Lars Ekman as a director.
2.	Ordinary resolution to re-elect Dr. Carl Gordon as a director.
3.	Ordinary resolution to re-elect Mr. Jan van Heek as a director.
4.	Ordinary resolution to elect Mr. Patrick J. O’Sullivan as a director.
5.	Ordinary resolution (advisory, non-binding vote) on the Company’s executive compensation.
6	Ordinary resolution (advisory, non-binding vote) on the directors’ remuneration report for the fiscal year ended December 31, 2011
7.	Ordinary resolution to re-appoint Deloitte & Touche LLP as auditors of the Company and to authorise the audit committee of the board of directors of the Company to fix their remuneration.
8.	Ordinary resolution to adopt and approve an amendment to the Amarin Corporation Plc 2011 Stock Incentive Plan

Dated this                                                   2012

Signature(s)

Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.	The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialled.

5.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 8:00 a.m. on Sunday, 8 July 2012.

6.	A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.

7.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA